Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278430

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated April 24, 2024)

Up to $19,000,000

Class A Ordinary Shares

APOLLOMICS INC.

We have entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”), relating to shares of our Class A ordinary shares (“Class A Ordinary Shares”) offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our Class A Ordinary Shares having an aggregate offering price of up to $19,000,000 from time to time through or to Cantor, acting as our sales agent or principal (the “Sales Agent”), pursuant to this prospectus supplement and the accompanying prospectus.

Our Class A Ordinary Shares, par value $0.0001 per share are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbol “APLM.” On May 23, 2024, the closing price for our Class A Ordinary Shares on Nasdaq was $0.265 per share.

Sales of our Class A Ordinary Shares, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent will use its commercially reasonable efforts to sell on our behalf all the shares of Class A Ordinary Shares required to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms. There is no arrangement for funds to be received in escrow, trust or similar arrangement. We provide more information about how the shares of Class A Ordinary Shares will be sold in the section entitled “Plan of Distribution.”

The Sales Agent will receive from us in the aggregate a fixed commission of 3.0% of the gross proceeds of any shares of Class A Ordinary Shares sold through them under the Sales Agreement. In connection with the sale of our Class A Ordinary Shares on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liability under the Securities Act.

As of the date of this prospectus supplement, the aggregate market value of our Class A Ordinary Shares held by non-affiliates, or public float, was determined to be approximately $57,256,664 based on 109,729,917 Class A Ordinary Shares outstanding, of which 76,342,219 are held by non-affiliates, and the closing sale price of our Class A Ordinary Shares on Nasdaq of $0.75 on March 28, 2024, which is within 60 days of the date of this prospectus supplement. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered by the registration statement of which this prospectus supplement and the accompanying prospectus form a part in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Class A Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75,000,000.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. Our operations are conducted at our U.S. headquarters and one of our wholly-owned subsidiaries in mainland China. Throughout this prospectus supplement, unless the context indicates otherwise, (1) references to “Apollomics,” “we,” “our” or “us” refer to Apollomics Inc., the registrant and the Cayman Islands holding company that is the current holding company of the group, (2) references to “Apollomics US” refer to Apollomics Inc. (formerly known as CBT Pharmaceuticals, Inc.), a California corporation, and the headquarters and a wholly-owned subsidiary of Apollomics, (3) references to “Maxpro” refer to Maxpro Capital Acquisition Corp., a Delaware corporation, a blank check company which has become a wholly-owned subsidiary of Apollomics as a result our business combination with Maxpro, (4) references to “Apollomics AU” refer to Apollomics (Australia) Pty Ltd (formerly known as CBT Pharmaceuticals (Australia) Pty Ltd), an Australian proprietary company registered in Victoria, Australia and a wholly-owned subsidiary of Apollomics, and (5) references to “Apollomics HK” refer to Apollomics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, a wholly owned subsidiary of Apollomics, and the intermediary holding company of our two wholly-owned subsidiaries based in mainland China, Zhejiang Crownmab Biotech Co. Ltd. (“Crownmab”) and Zhejiang Crown Bochuang Biopharma Co. Ltd. (“Crown Bochuang,” together with Crownmab, the “PRC Subsidiaries”). Apollomics US and Crownmab conduct our daily business operations. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any variable interest entities (“VIEs”), and we have no intention of establishing or utilizing any VIEs in China in the future. As a result, the accompanying prospectus has neither a description of a VIE structure sometimes associated with companies with operations in China nor does it describe the risks associated with such a corporate structure. For a diagram depicting our corporate structure, see “Prospectus Supplement Summary—Overview—Structure of Apollomics.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in mainland China through the PRC Subsidiaries, we may face various legal and operational risks associated with doing business in Greater China (as defined in this prospectus supplement). These risks arise from, among other things, the People’s Republic of China (the “PRC”) governmental authorities’ significant oversight and discretion over the business and financing activities of the PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, potential difficulties or delays in obtaining necessary regulatory approvals, and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in the PRC with little advance notice, including adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, JunHe LLP, we do not believe that we are directly subject to these regulatory actions or statements, as our business does not involve any other type of restricted industry, and neither we nor any of our PRC subsidiaries qualify as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Because these statements and regulatory actions are new, however, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries or their ability to accept foreign investments and the value of our securities. These risks could result in a material change in the operations of our PRC Subsidiaries, limit or hinder their abilities to accept foreign investments, and impact our ability to list on a U.S. or other foreign stock exchange and to offer or continue to offer securities to foreign investors, which could cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks related to our holding company structure and doing business in Greater China, see “Risk Factors—Risks Related to Our Operations in China” in the Annual Report.

We are a Cayman Islands holding company and we may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

As of the date of this prospectus supplement, neither we nor any of our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million in cash to Apollomics HK as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to our PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. See our audited historical consolidated financial statements included in our Annual Report. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”) and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. See “Risk Factors—Risks Related to Our Operations in China” in the Annual Report.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, the accompanying prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor

The date of this prospectus supplement is May 24, 2024.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus is part of a registration statement on Form F-3 (File No. 333-278430) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may also add, update or change information contained in the accompanying prospectus and the documents incorporated by reference therein. If there is any inconsistency between the information in this prospectus supplement with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the section entitled “Where You Can Find More Information; Incorporation of Information by Reference.”

We have not authorized anyone to provide you with information other than that contained in this prospectus supplement or in the accompanying prospectus or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, even though this prospectus supplement may be delivered or securities may be sold under this prospectus supplement on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise set forth in this prospectus supplement, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus supplement outside the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus supplement outside the United States.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION

OF INFORMATION BY REFERENCE

Available Information

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Our web site address is www.apollomicsinc.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement and any accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “Annual Report”); and

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•	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on April 25, 2024 and May 8, 2024, each to the extent described therein; and

•	the description of our Class A Ordinary Shares included in Exhibit 2.1 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Attention: Sanjeev Redkar, President

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or any accompanying prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus supplement and the documents incorporated by reference into this prospectus supplement may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance and should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. The forward-looking statements contained herein include, but are not limited to, statements about:

•	Apollomics’ ability to raise additional capital to meet its operating cash requirements and expectations regarding incurring net losses and net operating cash outflows;

•	Apollomics’ ability to achieve successful clinical results;

•	Apollomics’ ability to commercialize its product candidates;

•	the ability of Apollomics to maintain the listing of the Class A Ordinary Shares on Nasdaq;

•	Apollomics’ ability to develop and maintain effective internal controls over financial reporting;

•	Apollomics’ success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	factors relating to the business, operations and financial performance of Apollomics, including, but not limited to:

•	Apollomics currently has no products approved for commercial sale;

•	Apollomics’ ability to obtain regulatory approval for its products, and any related restrictions or limitations of any approved products;

•	Apollomics’ ability to obtain licensing of third-party intellectual property rights for future discovery and development of Apollomics’ oncology projects;

•	Apollomics’ ability to commercialize product candidates and achieve market acceptance of such product candidates;

•	Apollomics’ success is dependent on drug candidates which it licenses from third parties;

•

changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States and China affecting Apollomics’ operations and the continued listing of Apollomics’ securities;

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•	Apollomics’ ability to respond to general economic conditions;

•	competition and competitive pressures from other companies worldwide in the industries in which Apollomics operates; and

•	litigation and the ability to adequately protect Apollomics’ intellectual property rights.

•	our inability to effectively deploy the net proceeds from the issuance and sale of Class A Ordinary Shares pursuant to the Sales Agreement; and

•

the other matters described in the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and other risk factors contained in our Annual Report and our subsequent filings with the SEC that we incorporate by reference herein.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus supplement as well as those discussed in the documents incorporated by reference in this prospectus supplement, including under “Item 3. Key Information – Risk Factors” in the Annual Report. Accordingly, you should not rely on any forward-looking statements, which speak only as of the date on which such statement is made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date on which such statement is made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus supplement, any documents incorporated by reference in this prospectus supplement and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus supplement. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

Apollomics is a clinical-stage biopharmaceutical company focused on the discovery and development of oncology therapies with the potential to be combined with other treatment options to harness the immune system and target specific molecular pathways to inhibit cancer. Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address a range of cancer indications, such as acute myeloid leukemia, lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, monotherapies, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

Since our founding in 2015, we have built a pipeline of nine product candidates across 11 programs that focus on oncology, of which six product candidates are in the clinical stage. Our two leading product candidates, vebreltinib (APL-101) and uproleselan (APL-106), have shown initial promising clinical results and are in registration trials.

The product candidates in our pipeline can be categorized into three groups based on their mechanisms of action, each of which contains product candidates at different stages of development: (i) tumor inhibitors; (ii) anti-cancer enhancers; and (iii) immuno-oncology drugs. We believe that having three groups of product candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Our most advanced product candidate is vebreltinib, a potent, oral active, highly selective c-Met inhibitor. Our anti-cancer enhancer product candidates include uproleselan and are antagonists of a cell adhesion receptor called E-selectin.

Prior to commercialization of our product candidates in the United States, we must successfully complete nonclinical laboratory and animal tests and submit an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (the “FDA”), which must become effective before clinical testing may commence in the United States. Adequate and well-controlled clinical trials must establish the safety and effectiveness of each product candidate for each indication for which FDA approval is sought. After completion of the required clinical testing, a New Drug Application (“NDA”) or Biologics License Application (“BLA”) is prepared and submitted to the FDA. The NDA or BLA must include the results of all nonclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States.

Our executive offices are located at 989 E. Hillsdale Boulevard, Suite 220, Foster City, California 94404, and its telephone number is (650) 209-4055.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly-owned subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Structure of Apollomics

The diagram below depicts a simplified version of the organizational structure of Apollomics.

Apollomics US and Crownmab conduct research and development activities relating to the biologics of oncology to facilitate the discovery and development of product candidates and expand our global presence. Apollomics HK is an intermediary holding company holding Crownmab and Crown Bochuang (via Crownmab), and Apollomics HK has not engaged in any business operations since its establishment. Apollomics AU holds certain intellectual property rights and has engaged vendors for our clinical trial-related activities in Australia, but it does not have any other business operations, employees or office space. Crown Bochuang, a wholly-owned subsidiary of Apollomics and a direct subsidiary of Crownmab in the PRC, has been a contracting party for certain engagements of which the business activities are conducted by Crownmab. Crown Bochuang has not engaged in any operational activities and does not have any employees or office space.

Holding Company Structure and PRC Regulatory Matters

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any VIEs, and we have no intention of establishing or utilizing any VIEs in China in the future.

As we conduct a portion of our operations in the Greater China region (the People’s Republic of China, Hong Kong, Macau and Taiwan), and we and our PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future.

We may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by us to our PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from us to our PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus supplement, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million to Apollomics HK in cash as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to its PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. Any determination to pay dividends post-Closing will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. If we intend to distribute dividends from our PRC Subsidiaries in the future, such subsidiaries will transfer the dividends to Apollomics HK, the intermediary holding company which controls all of our subsidiaries in the PRC, in accordance with PRC laws and regulations, and then Apollomics HK will transfer the dividends all the way up to us, and the dividends will be distributed from us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by PRC Subsidiaries under the direct holding structure must be legal and compliant with relevant PRC laws and regulations. As an offshore company, we are permitted under PRC laws and regulations to provide funding to our subsidiaries in the PRC only through loans or capital contributions, subject to applicable government reporting, registration and approvals. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. We may encounter difficulties in our ability to transfer cash between our PRC subsidiaries and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, our PRC counsel, JunHe LLP, has advised that, as of the date hereof, except for the relevant statutory conditions and procedures of reserve funds, relevant withholding tax requirements and the procedures for approvals from PRC foreign exchange authorities and banks, the relevant PRC laws and regulations do not impose other limitations on the amount of funds that we can transfer out of the PRC. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

In addition, with respect to their business operations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company in accordance with relevant PRC laws and regulations. We believe our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of Apollomics: (i) business license for Zhejiang Crownmab Biotech Co., Ltd.; (ii) business license for Zhejiang Crown Bochuang Biopharma Co., Ltd., and (iii) business license for Zhejiang Crownmab Biotech Co., Ltd. Shanghai Branch. As of the date of this prospectus supplement, our subsidiaries have obtained and are maintaining all such requisite approvals, licenses and permits for their operations, and none of such requisite permissions or approvals have been denied.

See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Risk Factors

Investing in our Class A Ordinary Shares offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors set forth on page S-8 of this prospectus supplement, in the Annual Report incorporated by reference into this prospectus supplement and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Exchange Act and any applicable free writing prospectus before acquiring any of our Class A Ordinary Shares. The occurrence of any of these risks might cause you to lose all or part of your investment in our Class A Ordinary Shares.

THE OFFERING

Class A Ordinary Shares offered by us	Up to $19,000,000 of our Class A Ordinary Shares.

Class A Ordinary Shares to be outstanding after this offering	Up to 181,428,030 Class A Ordinary Shares, assuming sales of 71,698,113 Class A Ordinary Shares in this offering at an offering price of $0.265 per share, which was the last reported sale price of our Class A Ordinary Shares on Nasdaq on May 23, 2024. The actual number of shares issued will vary depending on the sales prices at which shares are sold pursuant to this offering.

Plan of distribution	“At the market offering” that may be made from time to time through or to our sales agent, Cantor. See the section entitled “Plan of Distribution” on page S-23 of this prospectus supplement.

Voting Rights	Each registered holder of our Class A Ordinary Shares is entitled to one vote for each Class A Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in our sixth amended and restated memorandum and articles of association (the “MAA”), or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the MAA, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the MAA, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Use of proceeds	We intend to use the net proceeds from the offering, if any, for our clinical trials and further clinical development of vebreltinib, funding our research and development of our other pipeline products and for working capital and other general corporate purposes. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Listing	Our Class A Ordinary Shares are listed on Nasdaq under the symbol “APLM.”

Risk factors

Investing in our Class A Ordinary Shares offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors set forth on page S-8 of this prospectus supplement, in the accompanying prospectus, in the Annual Report incorporated by reference into this prospectus supplement and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Exchange Act and any applicable free writing prospectus before acquiring any of our Class A Ordinary Shares. The occurrence of any of these risks might cause you to lose all or part of your investment in our Class A Ordinary Shares.

The number of Class A Ordinary Shares to be outstanding after this offering is based on 89,495,790 Class A Ordinary Shares outstanding as of December 31, 2023 and excludes the following:

•

11,924,415 Class A Ordinary Shares issuable upon exercise of options outstanding under the Company’s 2016 Equity Incentive Plan and 2023 Incentive Award Plan as of December 31, 2023, which have a weighted average exercise price of $4.615 per share;

•	8,442,966 Class A Ordinary Shares reserved for issuance and available for future grant under our 2023 Stock Incentive Plan as of December 31, 2023;

•	207,945 Class A Ordinary Shares reserved for issuance upon vesting of restricted share awards as of December 31, 2023 outstanding under our 2023 Incentive Award Plan;

•

11,026,900 Class A Ordinary Shares issuable upon exercise of warrants outstanding as of December 31, 2023, as described in, and pursuant to, our registration statement on Form F-3 (File No. 333-278431); and

•	19,166,666 Class A Ordinary Shares issued pursuant to the private placement we consummated on May 6, 2024.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors set forth below, in the Annual Report incorporated by reference into this prospectus supplement and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus supplement and accompanying prospectus, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Exchange Act and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See “Where You Can Find More Information’ Incorporation of Information by Reference.”

Risks Related to this Offering

It is not possible to predict the actual number of Class A Ordinary Shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Sales Agent at any time throughout the term of the Sales Agreement. The number of Class A Ordinary Shares that are sold through the Sales Agent will fluctuate based on a number of factors, including the market price of the Class A Ordinary Shares during the sales period, the limits we set with the Sales Agent in any applicable placement notice, and the demand for our Class A Ordinary Shares during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not possible to predict the number of shares that will be sold or the gross proceeds we will raise in connection with those sales; however, the maximum gross proceeds that may be raised pursuant to the Sales Agreement may not exceed $19,000,000 or, if less, the maximum amount permitted pursuant to General Instruction I.B.5. of Form F-3.

The Class A Ordinary Shares offered hereby will be sold in “at the market offerings” and investors who buy shares at different times will likely pay different prices.

Investors who purchase Class A Ordinary Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum price of our Class A Ordinary Shares offered hereby and there is no maximum sales price for Class A Ordinary Shares to be sold in this offering. Investors may experience a decline in the value of shares that they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The trading price of our securities has been and is likely to continue to be volatile, which could result in substantial losses to holders of our securities.

The market values of our securities, including our Class A Ordinary Shares, may vary significantly from their prices on the date of this prospectus supplement, and fluctuations in the price of our Class A Ordinary Shares could contribute to the loss of all or part of your investment. The trading price of our Class A Ordinary Shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our Class A Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of our Class A Ordinary Shares may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Class A Ordinary Shares available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of our Class A Ordinary Shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities, including our Class A Ordinary Shares, irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

You may experience immediate and substantial dilution in the book value of the Class A Ordinary Shares you purchase.

Because the price per Class A Ordinary Share being offered may be substantially higher than the book value per Class A Ordinary Share, you will experience immediate and substantial dilution in the net tangible book value of the Class A Ordinary Shares you purchase in this offering. Assuming that an aggregate of 71,698,113 Class A Ordinary Shares are sold at a price of $0.265 per share, which was the closing sale price of our Class A Ordinary Shares on Nasdaq on May 23, 2024, for aggregate gross proceeds of $19,000,000 in this offering, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate accretion of $0.104 per share, representing the difference between the as adjusted net tangible book value per Class A Ordinary Share on December 31, 2023, after giving effect to this offering and the assumed offering price. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus supplement entitled “Dilution” on page S-15.

Sales of a significant number of shares of Class A Ordinary Shares in the public markets, or the perception that such sales could occur, could depress the market price of our Class A Ordinary Shares.

Any sales of substantial amounts of our Class A Ordinary Shares, or the perception that these sales might occur, could lower the market price of our Class A Ordinary Shares and impede our ability to raise capital through the issuance of equity securities. Any sales, or perception of sales, by our existing shareholders could also impact the perception of shareholder support for us, which could in turn negatively affect our customer and supplier relationships. For example, on May 6, 2024 we consummated the issuance of 19,166,666 Class A Ordinary Shares in a private placement, and the resale of those shares were registered on a registration statement on Form F-3 (File No. 333-279549) filed on May 20, 2024. In addition, we have an effective registration statement on Form F-3 (File No. 333-278431) which registers the resale of up to 52,794,176 Class A Ordinary Shares, among other securities. Further, if we were to issue additional equity securities (or securities convertible into or exchangeable or exercisable for equity securities) to raise additional capital, our shareholders’ ownership interests in the company will be diluted and the value of our Class A Ordinary Shares may be reduced.

Raising additional capital may cause dilution to our shareholders and restrict our operations, and you may incur immediate and significant dilution and may experience further dilution if we issue additional Class A Ordinary Shares or other equity securities in the future.

We may need to raise additional capital to fund our operations, including through the sale of our securities. We may issue additional Class A Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our sixth amended and restated memorandum and articles of association (the “MAA”), the Cayman Islands Companies Act and the common law of the Cayman Islands. Our MAA, also authorizes us to issue, without the approval of our shareholders, one or more classes or series of preference shares having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over our Class A Ordinary Shares respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preference shares could dilute the voting power or reduce the value of our Class A Ordinary Shares. For example, we could grant holders of preference shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preference shares could affect the residual value of the Class A Ordinary Shares.

Our issuance of additional Class A Ordinary Shares or other equity securities of equal or senior rank could have the following effects:

•	Public shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease; and

•	the relative voting strength of each previously outstanding Class A Ordinary Share may be diminished.

In addition, the terms of any securities may include liquidation or other preferences that adversely affect your rights as a holder of our Class A Ordinary Shares. The incurrence of additional indebtedness or the issuance of certain equity securities could give rise to increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, the issuance of additional equity securities, or the possibility of such issuance, may cause the market price of our Class A Ordinary Shares to decline.

In the event that we enter into collaborations or licensing arrangements in order to raise capital, we may be required to accept less favorable terms, including relinquishing or licensing to a third party on less favorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We intend to use the net proceeds from the sale of shares of our Class A Ordinary Shares in this offering, if any, for our clinical trials and further clinical development of vebreltinib and uproleselan, funding our research and development of our other pipeline products and for working capital and other general corporate purposes. We retain broad discretion over the use of the net proceeds from the sale of shares of Class A Ordinary Shares and, accordingly, you will need to rely upon the judgment of our board of directors and management with respect to the use of proceeds, potentially with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

Our Class A Ordinary Shares are listed on Nasdaq under the symbol “APLM.” If Nasdaq delists our Class A Ordinary Shares from trading on its exchange for failure to meet the continued listing standards, we and our shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Class A Ordinary Shares are a “penny stock” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

For example, on January 16, 2024, we received a notification (the “Nasdaq Notice”) from Nasdaq stating that we are not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), because the closing bid price of the our Class A Ordinary Shares was below $1.00 per share for 30 consecutive business days. The Nasdaq Notice had no immediate effect on the listing of the Class A Ordinary Shares, and the Class A Ordinary Shares continue to trade on the Nasdaq Capital Market under the symbol “APLM.” The Nasdaq Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days from the date of the Nasdaq Notice, or until July 15, 2024, to regain compliance with the Bid Price Requirement. During this period, the Class A Ordinary Shares will continue to trade on the Nasdaq Capital Market. If at any time before July 15, 2024 the bid price of the Class A Ordinary Shares closes at or above $1.00 per share for a minimum of ten consecutive trading days, Nasdaq will provide written notification that we have achieved compliance with the Bid Price Requirement and the matter will be closed. In the event we do not regain compliance by July 15, 2024, we may be eligible for an additional 180 calendar day period to regain compliance. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, except for the Bid Price Requirement. We would also be required to provide written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. If it appears to the Nasdaq staff that we will not be able to cure the deficiency or if we are otherwise not eligible, Nasdaq would provide notice to us that our Class A Ordinary Shares would be subject to delisting. At that time, we may appeal the Nasdaq staff’s delisting determination to a Nasdaq Hearings Panel. We intend to actively monitor the closing bid price of our Class A Ordinary Shares and will evaluate available options to regain compliance with the Bid Price Requirement. However, there can be no assurance that we will be able to regain compliance with the Bid Price Requirement or maintain compliance with any of the other Nasdaq continued listing requirements.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who may cover us change their recommendation regarding our Class A Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Because we have no current plans to pay cash dividends on our Class A Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Class A Ordinary Shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on your investment unless you may sell your Apollomics securities for a price greater than that which you paid for it.

Risks Related to the U.S. Federal Income Tax

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, as we are incorporated under the laws of the Cayman Islands, we would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed rules and regulations (the application of which is uncertain in various respects, and could be impacted by changes in such rules and regulations, with possible retroactive effect). Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge our status as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, we and certain of our shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

Investors should consult their own tax advisors regarding the potential application of Section 7874 of the Code to us.

While we do not believe we are or will be characterized as a passive foreign investment company, or “PFIC,” if we were or became one, U.S. investors may suffer adverse U.S. federal income tax consequences.

If we become a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Taxation—Certain U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. Nevertheless, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in us.

USE OF PROCEEDS

We may issue and sell our Class A Ordinary Shares from time to time having aggregate gross sales proceeds of up to $19,000,000. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, estimated commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any Class A Ordinary Shares under or fully utilize the Sales Agreement with the Sales Agent as a source of financing.

We intend to use the net proceeds from the offering, if any, for our clinical trials and further clinical development of vebreltinib, funding our research and development of our other pipeline products and for working capital and other general corporate purposes.

This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

If you purchase our Class A Ordinary Shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our Class A Ordinary Shares after this offering.

Our net tangible book value as of December 31, 2023 was approximately $41.2 million, or $0.461 per Class A Ordinary Share. Net tangible book value per share is determined by dividing the net of total tangible assets less total liabilities, by the aggregate number of Class A Ordinary Shares outstanding as of December 31, 2023.

After giving effect to the sale of our Class A Ordinary Shares during the term of the Sales Agreement with the Sales Agent in the aggregate amount of $19,000,000 at an assumed offering price of $0.265 per share, the last reported sale price of our Class A Ordinary Share on Nasdaq Capital Market on May 23, 2024, and after deducting commissions and estimated aggregate offering expenses payable by us, our pro forma net tangible book value as of December 31, 2023 would have been approximately $59.4 million, or $0.369 per Class A Ordinary Share. This represents an immediate decrease in pro forma net tangible book value of $0.092 per share to our existing shareholders and an immediate accretion in pro forma net tangible book value of $0.104 per share to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$0.265
Net tangible book value per share as of December 31, 2023	$0.461
Decrease in net tangible book value per share attributable to new investors in this offering	$0.092

Pro forma net tangible book value per share, after giving effect to this offering		$0.369

Accretion in net tangible per share to new investors purchasing shares in this offering		$0.104

The above discussion and table are based on 89,495,790 Class A Ordinary Shares outstanding as of December 31, 2023 and excludes the following:

•

11,924,415 Class A Ordinary Shares issuable upon exercise of options outstanding under the Company’s 2016 Equity Incentive Plan and 2023 Incentive Award Plan as of December 31, 2023, which have a weighted average exercise price of $4.615 per share;

•	8,442,966 Class A Ordinary Shares reserved for issuance and available for future grant under our 2023 Stock Incentive Plan as of December 31, 2023;

•	207,945 Class A Ordinary Shares reserved for issuance upon vesting of restricted share awards as of December 31, 2023 outstanding under our 2023 Incentive Award Plan;

•

11,026,900 Class A Ordinary Shares issuable upon exercise of warrants outstanding as of December 31, 2023, as described in, and pursuant to, our registration statement on Form F-3 (File No. 333-278431); and

•	19,166,666 Class A Ordinary Shares issued pursuant to the private placement we consummated on May 6, 2024.

To the extent that options or warrants outstanding as of December 31, 2023, have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MATERIAL TAX CONSIDERATIONS

The following summary of Cayman Islands and U.S. federal income tax considerations of an investment of ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Class A Ordinary Shares under the laws of their country of citizenship, residence or domicile. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Anderson, our Cayman Islands legal counsel.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Conyers Dill & Pearman LLP, Cayman Islands counsel.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

Apollomics has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking dated October 4, 2022 from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to Apollomics Inc. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the date of the undertaking.

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares being offered pursuant to this prospectus supplement. This discussion applies only to U.S. Holders that hold the Class A Ordinary Shares, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of our Class A Ordinary Shares. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Class A Ordinary Shares, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares, as the case may be, being taken into account in an applicable financial statement;

•	except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of our shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received Class A Ordinary Shares, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will depend on the status of such partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. We have not sought, and we do not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES. EACH INVESTOR IN THE CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares, as the case may be, who or that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Our Class A Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” the gross amount of distributions, i.e., before reduction for withholding taxes, if any, (other than certain distributions of our shares or rights to acquire our shares) on our Class A Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares.”

Amounts treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder in the taxable year in which the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of our Class A Ordinary Share, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Class A Ordinary Shares could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We are not expected to be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

Although our PFIC status is determined annually, a determination that we are a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held Class A Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares and the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares (which may include gain realized by reason of transfers of Class A Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of our Class A Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Class A Ordinary Shares in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Class A Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Class A Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we were a PFIC for any taxable year, a U.S. Holder of Class A Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Class A Ordinary Shares for such a taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us that provides the information necessary for U.S. Holders to make or maintain a QEF election. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to such requesting U.S. Holder a PFIC Annual Information Statement as may be required in order to enable the U.S. Holder to make and maintain a QEF election with respect to us, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in any particular taxable year or of the required information to be provided.

Alternatively, if we are a PFIC and our Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) our shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss).

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, we have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our Class A Ordinary Shares a are expected to constitute foreign financial assets subject to these requirements unless the Class A Ordinary Shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Class A Ordinary Shares and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale or exchange of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

On May 24, 2024, we entered into a Sales Agreement with the Sales Agent, under which we may issue and sell shares of our Class A Ordinary Shares having an aggregate gross sales price of up to $19,000,000 from time to time through or to the Sales Agent, acting as agent or principal.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, the Sales Agent may sell our Class A Ordinary Shares by any method permitted by law deemed to be “at the market distributions” as defined in Rule 415 under the Securities Act. We may instruct the Sales Agent not to sell Class A Ordinary Shares if the sales cannot be effected at or above the price designated by us from time to time. We or the Sales Agent may suspend the offering of Class A Ordinary Shares upon notice and subject to other conditions.

We will pay the Sales Agent commissions, in cash, for its services in acting as agent in the sale of our Class A Ordinary Shares. The Sales Agent will be entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from each sale of our Class A Ordinary Shares. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time; however, the maximum gross proceeds that may be raised pursuant to the Sales Agreement may not exceed $19,000,000 or, if less, the maximum amount permitted pursuant to General Instruction I.B.5. of Form F-3. We have also agreed to reimburse the Sales Agent for certain specified expenses, including the fees and disbursements of their legal counsel in an amount not to exceed $75,000, and periodic fees not to exceed $25,000 per calendar quarter. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the Sales Agent under the terms of the Sales Agreement, will be approximately $250,000. In addition, pursuant to an engagement letter, dated May 24, 2024, we granted Cantor a right of first refusal to participate in our future equity financings (the “Right”) for a period of 12 months from the date of such engagement letter. In accordance with FINRA Rule 5110, the Right is deemed underwriting compensation.

Settlement for sales of Class A Ordinary Shares will occur on the business day following the date on which any sales are made, or on some other date that is agreed upon by us and the Sales Agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our Class A Ordinary Shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Sales Agent will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the Class A Ordinary Shares under the terms and subject to the conditions set forth in the Sales Agreement. In connection with the sale of the Class A Ordinary Shares on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent against certain civil liabilities, including liabilities under the Securities Act.

This offering of our Class A Ordinary Shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of $19,000,000 of our Class A Ordinary Shares or (2) termination of the Sales Agreement as permitted therein. We and Sales Agent may each terminate the Sales Agreement at any time upon ten days’ prior notice or by the Sales Agent at any time in certain circumstances, including the occurrence of a material and adverse change in our business or financial condition that makes it impractical or inadvisable to market our Class A Ordinary Shares or to enforce contracts for the sale of our Class A Ordinary Shares.

In the event the Sales Agreement is terminated, any portion of the $19,000,000 of securities included in this prospectus supplement that is not previously sold or included in an active placement notice pursuant to the Sales

Agreement will be available for sales in other offerings pursuant to the accompanying prospectus, and if no Class A Ordinary Shares are sold under the Sales Agreement, the full $19,000,000 of securities may be sold in other offerings pursuant to the accompanying prospectus and a corresponding prospectus supplement.

The Sales Agent and its affiliates have in the past and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

This prospectus supplement in electronic format may be made available on a website maintained by the Sales Agent and the Sales Agent may distribute this prospectus supplement electronically.

LEGAL MATTERS

We are being represented by O’Melveny & Myers LLP, with respect to legal matters of U.S. federal securities and New York State law. Duane Morris LLP is counsel for the Sales Agent in connection with this offering. Conyers Dill & Pearman LLP will pass upon the validity of the securities being registered hereby and certain other Cayman Islands legal matters in connection with the registration of such securities. O’Melveny & Myers LLP may rely upon Conyers Dill & Pearman LLP with respect to matters governed by Cayman Islands law and may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements of Apollomics Inc. appearing in the Annual Report for the year ended December 31, 2023 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Apollomics Inc. as of December 31, 2022, and for each of the two years in the period ended December 31, 2022 (before the effects of the retrospective adjustments to the financial statements) (not separately presented herein), incorporated by reference in this prospectus supplement by reference to Apollomics Inc.’s Annual Report on Form 20-F for the year ended December 31, 2023, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report. The retrospective adjustments to the financial statements have been audited by Grant Thornton LLP. Such financial statements are incorporated herein in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shenzhen, People’s Republic of China.

APOLLOMICS INC.

$200,000,000

Class A Ordinary Shares

Debt Securities

Rights

Warrants

Units

Apollomics Inc., a Cayman Islands exempted company (“us,” “we,” “Apollomics” or the “Company”), may offer and sell up to $200,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which they will be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), and warrants to purchase Class A Ordinary Shares for $11.50 per share are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbols “APLM” and “APLMW,” respectively. On April 17, 2024, the closing prices for our Class A Ordinary Shares and warrants on the Nasdaq were $0.53 per share and $0.02 per warrant, respectively. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

As of the date of this prospectus, the aggregate market value of our Class A Ordinary Shares held by non-affiliates, or public float, was determined to be approximately $58,709,108 based on 89,495,790 Class A Ordinary Shares outstanding, of which 80,423,435 are held by non-affiliates, and the closing sale price of our Class A Ordinary Shares on Nasdaq of $0.73 on April 1, 2024, which is within 60 days of the date of this prospectus. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Class A Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75,000,000.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. Our operations are conducted such U.S. headquarters and one of our wholly-owned subsidiaries in mainland China. Throughout this prospectus, unless the context indicates otherwise, (1) references to “Apollomics,” “we” or “us” refer to Apollomics Inc., the registrant and the Cayman Islands holding company that is the current holding company of the group, (2) references to “Apollomics US” refer to Apollomics Inc. (formerly known as CBT Pharmaceuticals, Inc.), a California corporation, and the headquarters and a wholly-owned subsidiary of Apollomics, (3) references to “Maxpro” refer to Maxpro Capital Acquisition Corp., a Delaware corporation, a blank check company which has become a wholly-owned subsidiary of Apollomics as a result of the Business Combination, (4) references to “Apollomics AU” refer to Apollomics (Australia) Pty Ltd (formerly known as CBT Pharmaceuticals (Australia) Pty Ltd), an Australian proprietary company registered in Victoria, Australia and a wholly-owned subsidiary of Apollomics, and (5) references to “Apollomics HK” refer to Apollomics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong, a wholly owned subsidiary of Apollomics, and the intermediary holding company of our two wholly-owned subsidiaries based in mainland China, Zhejiang Crownmab Biotech Co. Ltd. (“Crownmab”) and Zhejiang Crown Bochuang Biopharma Co. Ltd. (“Crown Bochuang,” together with Crownmab, the “PRC Subsidiaries”). Apollomics US and Crownmab conduct our daily business operations. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any variable interest entities (“VIEs”), and we have no intention of establishing or utilizing any VIEs in China in the future. As a result, the accompanying prospectus has neither a description of a VIE structure sometimes associated with companies with operations in China nor does it describe the risks associated with such a corporate structure. For a diagram depicting our corporate structure, see “Prospectus Summary-Overview-Structure of Apollomics.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in mainland China through the PRC Subsidiaries, we may face various legal and operational risks associated with doing business in Greater China (as defined in this prospectus). These risks arise from, among other things, the People’s Republic of China (the “PRC”) governmental authorities’ significant oversight and discretion over the business and financing activities of the PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, potential difficulties or delays in obtaining necessary regulatory approvals, and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in the PRC with little advance notice, including adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, JunHe LLP, we do not believe that we are directly subject to these regulatory actions or statements, as our business does not involve any other type of restricted industry, and neither we nor any of our PRC subsidiaries qualify as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Because these statements and regulatory actions are new, however, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries or their ability to accept foreign investments and the value of our securities. These risks could result in a material change in the operations of our PRC Subsidiaries, limit or hinder their abilities to accept foreign investments, and impact our ability to list on a U.S. or other foreign stock exchange and to offer or continue to offer securities to foreign investors, which could cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks related to our holding company structure and doing business in Greater China, see “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

We are a Cayman Islands holding company and we may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

As of the date of this prospectus, neither we nor any of our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million in cash to Apollomics HK as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to our PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. See our audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”) and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities. We may also include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities described herein, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find More Information; Incorporation of Information by Reference.”

We have not authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Available Information

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Our web site address is www.apollomicsinc.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “Annual Report”); and

•	the description of the Company’s Class A Ordinary Shares included in Exhibit 2.1 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Attention: Sanjeev Redkar, President

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. The forward-looking statements contained herein include, but are not limited to, statements about:

•	Apollomics’ ability to raise additional capital to meet its operating cash requirements and expectations regarding incurring net losses and net operating cash outflows;

•	Apollomics’ ability to achieve successful clinical results;

•	Apollomics’ ability to commercialize its product candidates;

•	the ability of Apollomics to maintain the listing of the Class A Ordinary Shares on Nasdaq;

•	Apollomics’ ability to develop and maintain effective internal controls over financial reporting;

•	Apollomics’ success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	factors relating to the business, operations and financial performance of Apollomics, including, but not limited to:

•	Apollomics currently has no products approved for commercial sale;

•	Apollomics’ ability to obtain regulatory approval for its products, and any related restrictions or limitations of any approved products;

•	Apollomics’ ability to obtain licensing of third-party intellectual property rights for future discovery and development of Apollomics’ oncology projects;

•	Apollomics’ ability to commercialize product candidates and achieve market acceptance of such product candidates;

•	Apollomics’ success is dependent on drug candidates which it licenses from third parties;

•

changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States and China affecting Apollomics’ operations and the continued listing of Apollomics’ securities;

•	Apollomics’ ability to respond to general economic conditions;

•	competition and competitive pressures from other companies worldwide in the industries in which Apollomics operates; and

•	litigation and the ability to adequately protect Apollomics’ intellectual property rights.

•

the other matters described in the section entitled “Risk Factors” beginning on page 12 of this prospectus and other risk factors contained in our Annual Report and our subsequent filings with the SEC that we incorporated by reference herein.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus as well as those listed under “Item 3. Key Information – Risk Factors” in the Annual Report. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Overview

Apollomics is a clinical-stage biopharmaceutical company focused on the discovery and development of oncology therapies with the potential to be combined with other treatment options to harness the immune system and target specific molecular pathways to inhibit cancer. Our strategic focus is the development of novel therapies targeting difficult to treat cancers. We use both targeted, immuno-oncology, and other innovative approaches to address a range of cancer indications, such as acute myeloid leukemia, lung cancer, brain cancer, and other solid tumors. Our pipeline includes a variety of cancer treatment programs that utilize tumor inhibitors, cell adhesion inhibitors, immune checkpoint inhibitors, a cancer vaccine, monotherapies, combination therapies or a multi-functional protein with the goals to improve response rates and reduce chemo-resistance and toxicity compared to the current treatment standards. We have adopted a biomarker-driven diagnostic approach for patient screening to increase precision in identifying patients that can potentially benefit from target therapy.

Since our founding in 2015, we have built a pipeline of nine product candidates across 11 programs that focus on oncology, of which six product candidates are in the clinical stage. Our two leading product candidates, vebreltinib (APL-101) and uproleselan (APL-106), have shown initial promising clinical results and are in registration trials.

The product candidates in our pipeline can be categorized into three groups based on their mechanisms of action, each of which contains product candidates at different stages of development: (i) tumor inhibitors; (ii) anti-cancer enhancers; and (iii) immuno-oncology drugs. We believe that having three groups of product candidates with different mechanisms of action will enable us to develop potential synergistic therapies that address unmet needs in cancer treatment.

Our most advanced product candidate is vebreltinib, a potent, oral active, highly selective c-Met inhibitor. Our anti-cancer enhancer product candidates include uproleselan and are antagonists of a cell adhesion receptor called E-selectin.

Prior to commercialization of our product candidates in the United States, we must successfully complete nonclinical laboratory and animal tests and submit an investigational new drug application (“IND”) to the U.S. Food and Drug Administration (the “FDA”), which must become effective before clinical testing may commence in the United States. Adequate and well-controlled clinical trials must establish the safety and effectiveness of each product candidate for each indication for which FDA approval is sought. After completion of the required clinical testing, a New Drug Application (“NDA”) or Biologics License Application (“BLA”) is prepared and submitted to the FDA. The NDA or BLA must include the results of all nonclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. FDA approval of the NDA or BLA is required before marketing and distribution of the product may begin in the United States.

Our executive offices are located at 989 E. Hillsdale Boulevard, Suite 220, Foster City, California 94404, and its telephone number is (650) 209-4055.

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly-owned subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Structure of Apollomics

The diagram below depicts a simplified version of the organizational structure of Apollomics.

Apollomics US and Crownmab conduct research and development activities relating to the biologics of oncology to facilitate the discovery and development of product candidates and expand our global presence. Apollomics HK is an intermediary holding company holding Crownmab and Crown Bochuang (via Crownmab), and Apollomics HK has not engaged in any business operations since its establishment. Apollomics AU holds certain intellectual property rights and has engaged vendors for our clinical trial-related activities in Australia, but it does not have any other business operations, employees or office space. Crown Bochuang, a wholly-owned subsidiary of Apollomics and a direct subsidiary of Crownmab in the PRC, has been a contracting party for certain engagements of which the business activities are conducted by Crownmab. Crown Bochuang has not engaged in any operational activities and does not have any employees or office space.

Holding Company Structure and PRC Regulatory Matters

We are a holding company incorporated in the Cayman Islands with our headquarters in the United States. We conduct our operations through Apollomics US, our headquarters based in California, U.S., as well as Crownmab, one of our wholly subsidiaries in the PRC. Investments in our securities are not purchases of equity securities of these operating subsidiaries in the United States or PRC but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Unlike some other companies with operating subsidiaries in China, our corporate structure does not contain any VIEs, and we have no intention of establishing or utilizing any VIEs in China in the future.

As we conduct a portion of our operations in the Greater China region, and we and our PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future.

We may rely to a significant extent on cash transfers from our PRC Subsidiaries. Cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government controls on currency conversion. To the extent cash in our business is in the PRC or a PRC entity, such cash may not be available to fund operations or for other use outside of the PRC due to restrictions and limitations imposed by the governmental authorities on currency conversion, cross-border transactions and cross-border capital flows. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries to make transfers or other payments to us, or otherwise satisfy their foreign currency denominated obligations. We are also subject to various restrictions on foreign exchange control under current PRC laws and regulations and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future.

For example, our PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by us to our PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from us to our PRC Subsidiaries is required to be registered with the competent PRC government authorities.

As of the date of this prospectus, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of December 31, 2023, we have transferred an aggregate of approximately $164.5 million through regular commercial banks via wire transfer in cash to Apollomics US as a capital injection, cash advanced for working capital purposes and payments for services fees, an aggregate of approximately $13.1 million in cash to Apollomics AU as a capital injection, an aggregate of approximately $20.3 million to Apollomics HK in cash as a capital injection and cash advanced for working capital purposes, and an aggregate of approximately $35.0 million ($10.5 million of which was transferred directly and $24.5 million of which was transferred through Apollomics HK) to its PRC subsidiaries in cash as capital injections. Additionally, as of December 31, 2023, there was a capital reduction in our PRC Subsidiaries resulting in approximately $15 million in cash transferred from our PRC Subsidiaries to us. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. If needed, we may transfer funds to our subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals. Loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to its subsidiaries in China and Hong Kong are subject to the requirement of making necessary registration with competent governmental authorities in China and Hong Kong, respectively. Any determination to pay dividends post-Closing will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. If we intend to distribute dividends from our PRC Subsidiaries in the future, such subsidiaries will transfer the dividends to Apollomics HK, the intermediary holding company which controls all of our subsidiaries in the PRC, in accordance with PRC laws and regulations, and then Apollomics HK will transfer the dividends all the way up to us, and the dividends will be distributed from us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by PRC Subsidiaries under the direct holding structure must be legal and compliant with relevant PRC laws and regulations. As an offshore company, we are permitted under PRC laws and regulations to provide funding to our subsidiaries in the PRC only through loans or capital contributions, subject to applicable government reporting, registration and approvals. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in the PRC. We may encounter difficulties in our ability to transfer cash between our PRC subsidiaries and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, our PRC counsel, JunHe LLP, has advised that, as of the date hereof, except for the relevant statutory conditions and procedures of reserve funds, relevant withholding tax requirements and the procedures for approvals from PRC foreign exchange authorities and banks, the relevant PRC laws and regulations do not impose other limitations on the amount of funds that we can transfer out of the PRC. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

In addition, with respect to their business operations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company in accordance with relevant PRC laws and regulations. We believe our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of Apollomics: (i) business license for Zhejiang Crownmab Biotech Co., Ltd.; (ii) business license for Zhejiang Crown Bochuang Biopharma Co., Ltd., and (iii) business license for Zhejiang Crownmab Biotech Co., Ltd. Shanghai Branch. As of the date of this prospectus, our subsidiaries have obtained and are maintaining all such requisite approvals, licenses and permits for their operations, and none of such requisite permissions or approvals have been denied.

See “Risk Factors-Risks Related to Our Operations in China” in the Annual Report.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Risk Factors

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth on page 12 of this prospectus, in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Offerings Under This Prospectus

Under this prospectus, we may offer our Class A Ordinary Shares, debt securities, rights, warrants and/or units in one or more offerings with a maximum aggregate offering price of $200,000,000 from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth in the Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See “Where You Can Find More Information; Incorporation of Information by Reference.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we intend to use the proceeds we receive from the sale of securities offered hereunder for general corporate purposes, which may include working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information relating thereto may be set forth in any applicable prospectus supplement.

DESCRIPTION OF CLASS A ORDINARY SHARES AND EXISTING WARRANTS

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are be governed by our sixth amended and restated memorandum and articles of association (the “MAA”), the Cayman Islands Companies Act and the common law of the Cayman Islands.

Pursuant to the MAA, the authorized share capital of Apollomics is 500,000,000 Class A Ordinary Shares, 100,000,000 Class B ordinary shares, par value $0.0001 per share, and 50,000,000 preference shares, par value $0.0001 per share. All of our outstanding Class A Ordinary Shares are validly issued, fully paid and non-assessable. Our Class A Ordinary Shares are not redeemable and do not have any preemptive rights.

As of March 28, 2024, we had 89,495,790 Class A Ordinary Shares issued and outstanding and 11,026,900 warrants, consisting of 619,400 private and extension warrants and 10,350,000 public warrants each entitling its holder to purchase one Class A Ordinary Share at an initial exercise price equal to $11.50 per whole share and 57,500 penny warrants each entitling its holder to purchase one Class A Ordinary Share at an exercise price equal to $0.01 per whole share.

Our Class A Ordinary Shares and public warrants are listed on Nasdaq under the symbols “APLM” and “APLMW,” respectively.

For a description of our Class A Ordinary Shares and existing warrants, including the rights and obligations attached thereto, please refer to Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately. The debt securities will be issued under an indenture between us and a trustee identified in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, which will govern your rights as a holder of debt securities. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The applicable prospectus supplement, including any applicable pricing supplement, will set forth, to the extent required, the following terms of each series of debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) and, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for our Class A Ordinary Shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections and general tax considerations relating to the debt securities and the foreign currency or currencies (or foreign currency unit or units) in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders to purchase our Class A Ordinary Shares or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, Class A Ordinary Shares, or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the shareholders entitled to the rights distribution;

•	the aggregate number of Class A Ordinary Shares or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•	the method by which holders of rights will be entitled to exercise;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•	whether shareholders are entitled to oversubscription rights, if any;

•	any applicable material U.S. federal income tax considerations and any applicable material Cayman Islands tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of Class A Ordinary Shares represented by Class A Ordinary Shares or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the Class A

Ordinary Shares represented by Class A Ordinary Shares or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our Class A Ordinary Shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for our Class A Ordinary Shares and the number of Class A Ordinary Shares to be received upon exercise;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences and any applicable material Cayman Islands tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the Class A Ordinary Shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants may be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The distribution of our securities may be carried out, from time to time, in one or more transactions, including:

•	block transactions and transactions on Nasdaq or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters, dealers or agents;

•	the method of distribution;

•	the public offering price or purchase price and the proceeds to us from that sale;

•	the expenses of the offering;

•	any discounts to be allowed or paid to the underwriters, dealers or agents;

•	all other items constituting underwriting compensation and the discounts to be allowed or paid to dealers, if any; and

•	any other information regarding the distribution of the securities that we believe to be material.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts or concessions from the underwriters and commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC Registration Fee	$29,520
FINRA filing fee	*
Legal fees	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

TAXATION

Material tax consequences relating to the purchase, ownership and disposition of any of the securities registered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of such securities.

LEGAL MATTERS

White & Case LLP, New York, New York will pass upon certain matters of New York law for us in connection with the registration of certain securities being registered hereby. Conyers Dill & Pearman LLP will pass upon the validity of the securities being registered hereby and certain other Cayman Islands legal matters in connection with the registration of such securities. Certain legal matters relating to PRC law will be passed upon by JunHe LLP. Additional legal matters may be passed upon for us, any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Apollomics Inc. appearing in the Annual Report for the year ended December 31, 2023 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Apollomics Inc. as of December 31, 2022, and for each of the two years in the period ended December 31, 2022 (before the effects of the retrospective adjustments to the financial statements) (not separately presented herein), incorporated by reference in this Prospectus by reference to Apollomics Inc.’s Annual Report on Form 20-F for the year ended December 31, 2023, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report. The retrospective adjustments to the financial statements have been audited by Grant Thornton LLP. Such financial statements are incorporated herein in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Shenzhen, People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are a holding company incorporated in the Cayman Islands with its headquarters in the United States. We conduct our operations through Apollomics US, its headquarters based in California, U.S., as well as Crownmab, our wholly-owned subsidiary in the PRC.

Apollomics US, a California corporation and our wholly-owned subsidiary, serves as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the transactions described in this prospectus. The address of Apollomics U.S. is 989 East Hillsdale Blvd., Ste 220, Foster City, CA 94404 USA.

We have been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

In addition, we have been advised by its PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in mainland China only if the institution of such action satisfies the conditions specified in the Civil Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.

In addition, we have been advised by our PRC legal counsel, JunHe LLP, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. Similarly, service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the United States. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Sanjeev Redkar, 989 E. Hillsdale Blvd., Suite 220, Foster City, CA 94404.

Up to $19,000,000 Class A Ordinary Shares

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